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Pricing Supplement Dated March 13, 1998                                                Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                                                 File No. 333-45373
Prospectus Supplement dated March 2, 1998)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES
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Principal Amount:              $150,000,000                   Trade date:            March 13, 1998
Currency or Currency  Unit:    US Dollars                     Original Issue Date:   March 18, 1998
Issue Price:                   100.0%                         Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $150,000,000                   Agent (s):        Merrill Lynch & Co.
Maturity Date:                 March 18, 1999                 CUSIP Number:           69332H  FJ 0
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Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ]  Commercial Paper Rate       [ ]  CD Rate    [ ]  Federal Funds Effective Rate
                           [ ]  LIBOR     [ ]  Treasury Rate       [X] Prime Rate  [ ]  Other
                                (  ) Reuters Page:  _________                               (see attached)
                                (  ) Telerate Page: _________
Spread:                    minus 2.89%

Initial Interest Rate:     To be determined March 17, 1998

Interest Reset Dates:      Each Business Day to but Excluding the Maturity Date

Interest Determination Date: One Business Day Prior to Interest Reset Date

Interest Payment Dates:    June 18,1998; September 18,1998; December 18,1998; March 18,1999 (or next Business Day)

Index Maturity:            N/A

Day Count Convention:      [X]  Actual/360          [ ]  Actual/Actual        [ ]  30/360

Option to Receive Payments in Specified Currency:   [ ]  Yes        [ ]  No

Redemption:

         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price: _______________%
     Annual Redemption Price Reduction: _______________% until Redemption Price is 100% of the Principal Amount.

Repayment:

         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [   ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:

         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of _______________% of Principal
             Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of _______________% of Principal Amount.

Other Terms:
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